NEWS RELEASE                        F O R  I M M E D I A T E  R E L E A S E
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OCTOBER 18, 2006                    FROM:  SHELI L. FYOCK,
                                           ASSISTANT VICE-PRESIDENT/MARKETING
                                           %IRWIN BANK & TRUST CO.
                                           309 MAIN STREET
                                           IRWIN, PA 15642

               IBT BANCORP, INC. FOURTH QUARTER DIVIDEND DECLARED
                                OCTOBER 17, 2006

         IRWIN, PENNSYLVANIA, OCTOBER 18, 2006 - The Board of Directors of IBT Bancorp, Inc. (AMEX: IRW) declared a regular quarterly cash dividend of $.50 per share on October 17, 2006. The dividend will be paid on November 8, 2006 to stockholders of record on October 27, 2006. This dividend represents a yield of 4.81% annualized based upon a stock price of $41.60 at the close of business on October 16, 2006.

         The Board also declared a special 100% stock dividend on October 17, 2006, whereby stockholders will receive one share of stock for each share held as of the record date. Cash will be paid in lieu of fractional shares. The dividend will be paid on November 16, 2006 to stockholders of record on October 27, 2006. It should be noted that the cash dividend declared will be paid only on pre-stock dividend shares.

         IBT Bancorp, Inc. is a Pennsylvania corporation headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned subsidiary, Irwin Bank & Trust Company. The bank operates through its main office, six branch offices, two loan centers, and a trust office, as well as through three supermarket branches under the name "Irwin Bank Extra" located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's website is www.myirwinbank.com.

         The Company's common stock is traded on the American Stock Exchange under the symbol "IRW."

         Statements contained in this news release, which are not historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.